AMENDMENT NO. 1 TO
                                CUSTODY AGREEMENT

     AMENDMENT NO. 1 dated as of June 1, 2003, to the Custody Agreement, dated as of August 14, 1992, between AMERICAN PENSION INVESTORS TRUST (the "Trust"), acting on behalf of several series of the Trust as agreed between the parties (each, a "Fund") and CUSTODIAL TRUST COMPANY (the "Custodian").

The Trust and Custodian hereby agree as follows:

1. EXHIBIT A. The introductory paragraph of the Agreement is deleted in its entirety and replaced with the following:

          "This Agreement, dated as of August 14, 1992, and amended as of June 1, 2003, by and between AMERICAN PENSION INVESTORS TRUST (the `Trust'), a business trust organized under the laws of the Commonwealth of Massachusetts, acting with respect to the several series of the Trust identified on Exhibit C hereto (each, a `Fund') and CUSTODIAL TRUST COMPANY, a bank and trust company organized under the laws of the State of New Jersey (the `Custodian')."

2.   SECURITIES DEPOSITORIES, BOOK-ENTRY SYSTEMS AND TRANSFER AGENTS. Section
     3.5 is supplemented by adding thereto a new sub-section (h), as follows:

          "(h) No Book-Entry System, Securities Depository, Transfer Agent or other securities depository or clearing agency which it is or may become standard market practice to use for the comparison and settlement of trades in securities shall be an agent or sub-contractor of Custodian for purposes of Section 3.3 above or otherwise."

3. DISBURSEMENT OF MONEYS FROM FUND CUSTODY ACCOUNTS. The introductory clause of Section 3.6 is deleted in its entirety and replaced with the following:

     "Upon receipt of Proper Instructions with respect to a Fund but subject to its right to foreclose upon and liquidate collateral pledged to it pursuant to Section 8.3 below, Custodian shall make payments from the Custody Account of such Fund, but only in the following cases, provided, first, that such payments are in connection with the clearance and/or custody of securities or other assets, second, that there are sufficient funds in such Custody Account, whether belonging to such Fund or advanced to it by Custodian in is sole and absolute discretion as set forth in Section 4.5 below, for Custodian to make such payments, and, third, that after the making of such payments, such Fund would not be in violation of any margin or other requirements agreed upon pursuant to Section 4.5 below:"

4. DELIVERY OF SECURITIES FROM FUND CUSTODY ACCOUNT. The introductory clause of Section 3.7 is deleted in its entirety and replaced with the following:

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     "Upon receipt of Proper Instructions with respect to a Fund but subject to its right to foreclose upon and liquidate collateral pledged to it pursuant to Section 8.3 below, Custodian shall release and deliver Securities from the Custody Account of such Fund, but only in the following cases, provided, first, that such deliveries are in connection with the clearance and/or custody of Securities or other assets, second, that there are sufficient amounts and types of Securities or other assets in such Custody Account for Custodian to make such deliveries, and, third, that after the making of such deliveries, such Fund would not be in violation of any margin or other requirements agreed upon pursuant to Section 4.5 below:"

5. PAYMENT FOR SECURITIES SOLD, ETC. Section 4.4 is supplemented by adding at the end thereof the following: "For purposes of this Agreement, `final payment' means payment in funds which are (or have become) immediately available, under applicable law are irreversible, and are not subject to any security interest, levy, lien or other encumbrance."

6. ADVANCES BY CUSTODIAN FOR SETTLEMENT. Section 4.5 is amended by deleting the last sentence in its entirety and replacing it with the following: "Any such advance (a) shall be repayable immediately upon demand made by Custodian, (b) shall be fully secured as provided in Section 8.3 below, and
     (c) shall bear interest at such rate, and be subject to such other terms and conditions, as Custodian and the Trust may agree."

7. NOTICES. Article XIII is supplemented by designating the existing provision "13.3 Addresses for Notices" and by inserting a new 13.1 and a new13.2, as follows:

          "13.1 AUTHORIZED PERSONS. Custodian may rely upon and act in accordance with any notice, confirmation, instruction or other communication which is reasonably believed by Custodian to have been given or signed on behalf of the Trust by one of the Authorized Persons designated by the Trust in Exhibit A hereto, as it may from time to time be revised. The Trust may revise Exhibit A hereto at any time by notice in writing to Custodian given in accordance with Section 13.3 below, but no revision of Exhibit A hereto shall be effective until Custodian actually receives such notice.

          13.2 ORAL INSTRUCTIONS. Custodian may rely upon and act in accordance with Oral Instructions. All Oral Instructions shall be confirmed to Custodian in Written Instructions. However, if Written Instructions confirming Oral Instructions are not received by Custodian prior to a transaction, it shall in no way affect the validity of the transaction authorized by such Oral Instructions or the authorization given by an Authorized Person to effect such transaction. Custodian shall incur no liability to any Fund or the Trust in acting upon Oral Instructions. To the extent such Oral Instructions vary from any confirming Written Instructions, Custodian shall advise the Trust of such variance, but unless confirming Written Instructions are timely received, such Oral Instructions shall govern."

8. MISCELLANEOUS. Article XIV is supplemented by adding thereto a new Section 14.11, as follows:

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          14.11 JURISDICTION. Any suit, action or proceeding with respect to this Agreement may be brought in the Supreme Court of the State of New York, County of New York, or in the United States District court for the Southern District of New York, and the parties hereto hereby submit to the non-exclusive jurisdiction of such courts for the purpose of any such suit, action or proceeding, and hereby waive for such purpose any other preferential jurisdiction by reason of their present or future domicile or otherwise. Each of the parties hereto hereby irrevocably waives its right to trial by jury in any suit, action or proceeding with respect to this Agreement."

9. EFFECTIVE DATE. This Amendment No. 1 shall be effective as of the date hereof.


     IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment No. 1 to be executed by its representative thereunto duly authorized, all as of the day and year first above written.

                                        AMERICAN PENSION INVESTORS
                                        TRUST on behalf of the Series identified on Exhibit C hereto



                                        By: ____________________________________
                                            Authorized Officer


                                        CUSTODIAL TRUST COMPANY



                                        By: ____________________________________
                                            Authorized Officer

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                                   EXHIBIT C

                                     FUNDS

                                  GROWTH FUND
                              CAPITAL INCOME FUND
                              MULTIPLE INDEX TRUST
                          YORKTOWN CLASSIC VALUE TRUST
                                TREASURIES TRUST